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                                                              EXHIBIT 12
                                  AMOCO COMPANY

                 STATEMENT SETTING FORTH COMPUTATION OF RATIO OF
                            EARNINGS TO FIXED CHARGES
                       (millions of dollars, except ratios)

                                        Year Ended December 31,
                                   1994    1993    1992    1991    1990
  Determination of Income:
    Consolidated earnings
     before income taxes
     and minority interest..     $2,688  $2,427  $1,823  $2,093  $3,456
    Fixed charges expensed by
     consolidated companies.        140     193     238     231     266
    Adjustments for certain
     companies accounted for
     by the equity method...          7       9      18      12      24
    Adjusted earnings plus
     fixed charges..........     $2,835  $2,629  $2,079  $2,336  $3,746

  Determination of Fixed Charges:
    Consolidated interest on
     indebtedness (including
     interest capitalized)..     $  127  $  162  $  219  $  216  $  232
    Consolidated rental
     expense representative
     of an interest factor..          7      31      20      22      30
    Adjustments for certain
     companies accounted for
     by the equity method...          5       6      12      17      15
    Total fixed charges.....     $  139  $  199  $  251  $  255  $  277

  Ratio of earnings to
     fixed charges..........       20.4    13.2     8.3     9.2    13.5
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